                                                Filed pursuant to Rule 424(b)(3)
                                                              File No. 333-75632


                              Prospectus Supplement
                     (To Prospectus dated February 14, 2002)


                                 TERADYNE, INC.

                                  $400,000,000

             3.75% CONVERTIBLE SENIOR NOTES DUE OCTOBER 15, 2006 AND THE COMMON STOCK ISSUABLE UPON THE CONVERSION OF THE NOTES

                                -----------------

         This prospectus supplement relates to the resale by the holders of Teradyne, Inc. 3.75% Convertible Senior Notes due October 15, 2006 and the shares of common stock, par value $.125 per share, issuable upon the conversion of the notes.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated February 14, 2002. The terms of the notes are set forth in the prospectus.

                                -----------------

         SEE THE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS TO READ ABOUT FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING THE NOTES OR THE COMMON STOCK.
                                -----------------

         The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to the persons listed below that have not previously been listed in the prospectus:

                                              PRINCIPAL AMOUNT AT                               NUMBER OF
                                               MATURITY OF NOTES        PERCENTAGE OF          CONVERSION
                                               BENEFICIALLY OWNED           NOTES              SHARES THAT
NAME                                            THAT MAY BE SOLD         OUTSTANDING           MAY BE SOLD
----                                          -------------------       ------------           ------------
Pacific Life Insurance Company                       500,000                  *                   19,230
Man Convertible Bond Master Fund, Ltd.             7,117,000                1.78%                273,730
St. Thomas Trading, Ltd.                          11,677,000                2.92%                449,114

---------------

    *Less than 1%

                              ---------------------

            The date of this Prospectus Supplement is June 11, 2002.